As filed with the Securities and Exchange Commission on April 12, 2006
Registration No. 333-104447

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Gladstone Capital Corporation
(Exact name of registrant as specified in its charter)

Maryland (State of Incorporation)	54-2040781 (I.R.S. Employer Identification No.)

1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(Address of principal executive offices)

Amended and Restated 2001 Equity Incentive Plan
(Full title of the plan)
David Gladstone
Chairman and Chief Executive Officer
Gladstone Capital Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(703) 287-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas R. Salley, Esq.
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190
(703) 456-8000

EXPLANATORY NOTE
          Gladstone Capital Corporation (the “Company”) has prepared this post-effective amendment to registration statement (this “Amendment”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”).
          This Amendment amends the Company’s Registration Statement on Form S-8 (the “Original Registration Statement”), originally filed with the United States Securities and Exchange Commission (the “SEC”) on April 10, 2003. This Amendment is being filed in order to update the selling stockholders table contained in the reoffer prospectus included in the Original Registration Statement, and to update certain other information concerning the Company included in the reoffer prospectus.
          This Amendment contains two parts. Pursuant to the Note to Part I of Form S-8, the information relating to the Company’s Amended and Restated 2001 Equity Incentive Plan, as amended (the “Plan”) specified by Part I is not filed with the SEC, but documents containing such information have been or will be sent or given to employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference in this Amendment pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
          Also included in Part I of this Amendment is a reoffer prospectus that the Company has prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reofferings and resales by selling stockholders of up to 1,510,500 shares of common stock, $0.001 par value per share of the Company issued pursuant to the Plan. (In the event of a future anti-dilution adjustment relating to the common stock, the number of shares set forth in the reoffer prospectus will be appropriately adjusted.) Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders identified in the reoffer prospectus. These securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 under the Securities Act. The number of shares included in the reoffer prospectus represents the total number of shares that may be acquired by the selling stockholders upon exercise of options issued under the Plan and does not necessarily represent a present intention to sell all such shares.
          Part II of this Amendment contains information required in the registration statement pursuant to Part II of Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
          Pursuant to the Note to Part I of Form S-8, the information relating to the Plan specified by Part I is not filed with the SEC, but documents containing such information have been or will be sent or given to employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act.

REOFFER PROSPECTUS
1,510,500 Shares
Gladstone Capital Corporation
Common Stock
          This reoffer prospectus relates to 1,510,500 shares of common stock, $0.001 par value per share of Gladstone Capital Corporation that may be offered for sale from time to time by the selling stockholders named herein or in a supplement to this reoffer prospectus. Each of the selling stockholders has acquired or may acquire the shares of common stock covered by this reoffer prospectus in connection with our 2001 Amended and Restated Equity Incentive Plan, as amended, which we refer to in this reoffer prospectus as the Plan. We will not receive any proceeds from the sale of shares of common stock by any selling stockholder. However, we will receive the proceeds from the exercise by the selling stockholders of options granted under the Plan.
          The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution” for more information. To our knowledge, there presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of common stock covered by this reoffer prospectus. We have agreed to bear all expenses (other than underwriting discounts and selling commission) in connection with the registration of these shares.
          Our common stock is traded on the Nasdaq National Market under the symbol “GLAD.” As of April 11, 2006, the last reported sales price for our common stock was $21.40.
          Additional information about Gladstone Capital Corporation has been filed with the Securities and Exchange Commission and is available to the public without charge upon written or oral request. Such information is also available on the SEC’s website at www.sec.gov.
          An investment in our securities involves certain risks, including, among other things, risks relating to investments in securities of small, private and developing businesses. We describe some of these risks in the “Risk Factors” section, beginning on page 7 of this reoffer prospectus. Shares of closed-end investment companies frequently trade at a discount to their net asset value and this may increase the risk of loss of purchasers of our securities. You should carefully consider these risks together with all of the other information contained in this reoffer prospectus and any prospectus supplement before making a decision to purchase our securities.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
April 12, 2006

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference into this reoffer prospectus or any accompanying supplement to this reoffer prospectus. You must not rely upon any information or representation not contained or incorporated by reference into this reoffer prospectus as if we had authorized it. This reoffer prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this reoffer prospectus is accurate as of the date on its cover only. Our business, financial condition, results of operations and prospects may have changed since such date.
TABLE OF CONTENTS

Gladstone Capital Corporation	3
Available Information	5
Incorporation of Documents by Reference	5
Forward-Looking Statements	6
Risk Factors	7
Use of Proceeds	15
Selling Stockholders	16
Plan of Distribution	18
Legal Matters	20
Experts	20

GLADSTONE CAPITAL CORPORATION
          You should read carefully the information set out in and incorporated by reference into this reoffer prospectus, including “Risk Factors.” Except where the context requires otherwise, when we use the terms “we,” “us” or “Gladstone Capital Corporation,” we are referring solely to Gladstone Capital Corporation and its wholly-owned subsidiaries.
          We are a specialty finance company that was incorporated under the General Corporation Laws of the State of Maryland on May 30, 2001 and that commenced its initial public offering on August 24, 2001. We operate as a closed-end, non-diversified management investment company, and have elected to be treated as a business development company under the Investment Company Act of 1940, as amended, which we refer to in this reoffer prospectus as the 1940 Act.
          We seek to achieve a high level of current income by investing in debt securities, consisting primarily of senior notes, senior subordinated notes and junior subordinated notes, of established private businesses that are substantially owned by leveraged buyout funds, venture capital funds or family owned businesses. We also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants or other equity instruments that we may receive when we make loans.
          We seek to invest in small and medium sized private U.S. businesses that meet certain criteria, including the potential for growth, adequate assets for loan collateral, experienced management teams with significant ownership interest in the business, adequate capitalization, profitable operations based on cash flow, substantial ownership by leveraged buyout funds or venture capital funds and potential opportunities for us to realize appreciation and gain liquidity in our equity positions. We may achieve liquidity through a merger or acquisition of the borrower, a public offering of the borrower’s stock or by exercising our right to require the borrower to buy back our warrants, though there can be no assurance that we will always have these rights.
          We seek to invest primarily in three categories of debt of private companies:
•	Senior Subordinated Notes. We seek to invest a majority of our assets in senior subordinated notes, which may also include “last out tranches” of senior debt. Holders of senior subordinated notes are subordinated to the rights of holders of senior debt in their right to receive principal and interest payments or, in the case of last out tranches of senior debt, liquidation proceeds from the borrower. As a result, senior subordinated notes are riskier than senior notes. Although such loans are sometimes secured by significant collateral, the lender is largely dependent on the borrower’s cash flow for repayment. Additionally, lenders often receive warrants to acquire shares of stock in borrowers in connection with these loans.

•	Senior Notes. We seek to invest a portion of our assets in senior notes of borrowers. Using its assets and cash flow as collateral, the borrower typically uses senior notes to cover a substantial portion of the funding needed to operate. Senior lenders are exposed to the least risk of all providers of debt because they command a senior position with respect to scheduled interest and principal payments. However, unlike senior subordinated and junior subordinated lenders, these senior lenders typically do not receive any stock or warrants to purchase stock of the borrowers. As such, they generally do not participate in the equity appreciation of the value of the business. We intend to make senior loans on a limited basis and some of these will only be used as bridge financings. In most cases, these loans will be refinanced at a later date.

•	Junior Subordinated Notes. We also seek to invest a small portion of our assets in junior subordinated notes. Holders of junior subordinated notes are subordinated to the rights of the holders of senior debt and senior subordinated debt in their rights to receive principal and interest payments from the borrower. The risk profile of junior subordinated notes is high, which permits the junior subordinated lender to obtain higher interest rates and warrants to purchase a greater portion of the borrower’s stock.

          Approximately 58% of the aggregate value of our investment portfolio as of December 31, 2005 was senior debt, approximately 42% was senior subordinated debt, and we had no junior subordinated debt. As of December 31, 2005, we had approximately $192.2 million invested in 27 portfolio companies.
          Our loans typically range from $5 million to $15 million, mature in no more than seven years, and accrue interest at a fixed or variable rate that exceeds the prime rate. Because these loans will generally be subordinated term debt of private companies who typically cannot or will not expend the resources to have their debt securities rated by a credit rating agency, we expect that most if not all of the debt securities we acquire will be unrated. Accordingly, we cannot accurately predict what ratings these loans might receive if they were in fact rated, and therefore we cannot determine whether or not they could be considered to be “investment grade” quality.
          We have two wholly owned subsidiaries: Gladstone Business Loan LLC, through which we hold our loan investment portfolio, and Gladstone Capital Advisers, Inc.
About Gladstone Management Corporation
          Our affiliate Gladstone Management Corporation, which we refer to in this reoffer prospectus as our Adviser or Gladstone Management, is our investment adviser and is led by a management team which has extensive experience in our lines of business. Gladstone Management is controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone is also the chairman and chief executive officer of our Adviser. Terry Lee Brubaker, our vice chairman, chief operating officer and director, is a member of the board of directors of Gladstone Management and its president and chief operating officer. George Stelljes III, our president, chief investment officer and director, is a member of the board of directors of Gladstone Management and its executive vice president and chief investment officer. Harry Brill, our chief financial officer, is the chief financial officer of Gladstone Management.
          Gladstone Management also provides investment advisory and administrative services to our affiliates Gladstone Commercial Corporation, a publicly traded real estate investment trust; Gladstone Investment Corporation, a publicly traded registered investment company; and Gladstone Land Corporation, an agricultural real estate company owned by Mr. Gladstone. All of our directors and executive officers serve as either directors or executive officers, or both, of Gladstone Commercial Corporation and Gladstone Investment Corporation. In the future, Gladstone Management may provide investment advisory and administrative services to other funds, both public and private, of which it is the sponsor.
          We have been externally managed by Gladstone Management pursuant to an investment advisory and administrative agreement since October 1, 2004. Gladstone Management was organized as a corporation under the laws of the State of Delaware on July 2, 2002, and is a registered investment adviser under the 1940 Act. Gladstone Management is headquartered in McLean, Virginia, a suburb of Washington, DC, and has offices in New York, New York, Chicago, Illinois, Pittsburgh, Pennsylvania, Morristown, New Jersey, Lexington, Kentucky and Dallas, Texas.
Our Investment Strategy
          Our strategy is to make loans at favorable interest rates to small and medium sized businesses that we believe have traditionally been underserved by conventional lenders. Our Adviser uses the loan referral networks of Messrs. Gladstone, Stelljes and Brubaker and of our Adviser’s managing directors to identify and make senior and subordinated loans to selected businesses that we believe do not have sufficient access to traditional sources of lending. We make loans to borrowers that need funds to finance growth, restructure their balance sheets or effect a change of control, all of which we believe are typically underserved by banks and other traditional institutional lenders. We believe that our business strategy will enable us to achieve a high level of current income by investing in debt securities, consisting primarily of senior notes, senior subordinated notes and junior subordinated notes of established private businesses that are backed by leveraged buyout funds, venture capital funds or others. In addition, from time to time we might acquire existing loans that meet this profile from leveraged buyout funds, venture capital funds and others. We also seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants or other equity instruments that we might receive when we make loans. Our financial plan presumes that the net capital gains from the sale of the warrants (as well as other profit enhancements) we receive in connection with our lending activities will exceed any losses we may experience from loans that are not repaid. We cannot assure you that we will be able to achieve our investment objectives or that our business strategy will be successful.

          We target small and medium sized private businesses that meet certain criteria, including the potential for growth, adequate assets for loan collateral, experienced management teams with significant ownership interest in the business, adequate capitalization, profitable operations based on cash flow and potential opportunities for us to realize appreciation and gain liquidity in our various equity positions. We may achieve liquidity in an equity position through a merger or acquisition of the borrower, a public offering of the borrower’s stock or by exercising our right to require the borrower to buy back our warrants, although we cannot assure you that we will always have these rights. We can also achieve a similar effect by requiring the borrower to pay us conditional interest, which we refer to as a success fee, upon the occurrence of certain events. Success fees are dependent upon the success of the borrower and the occurrence of a triggering event, and are paid in lieu of warrants to own common stock of the borrower. We cannot provide assurance that we will always have a success fee or warrant in place with every investment.
AVAILABLE INFORMATION
     We are required by federal securities laws to file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Such reports, proxy statements and other information, as well as the registration statement of which this reoffer prospectus is a part and the exhibits and schedules thereto, can be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov. Copies of such material may also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.
     We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act, with respect to the securities offered by the selling stockholders by this reoffer prospectus. The reoffer prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement, including amendments, exhibits and schedules. Statements made in or incorporated by reference into this reoffer prospectus about the contents of any contract or other document are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed, or incorporated by reference, as an exhibit to the registration statement, and each such statement is qualified in all respects by this reference.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this reoffer prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by information in this reoffer prospectus or a document subsequently filed by us. This reoffer prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial and operating performance.

Filings of Gladstone Capital Corporation	Date of Filing
Annual Report on Form 10-K for the fiscal year ended September 30, 2005	December 13, 2005
Quarterly Report on Form 10-Q for the quarter ended December 31, 2005	February 7, 2006
Current Reports on Form 8-K	December 16, 2005 (as amended on December 30, 2005)

     We also incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 0-33117) filed with the SEC pursuant to Section 12 of the Exchange Act on August 23, 2001 and as updated in any amendment or report filed for such purpose. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this reoffer prospectus. Copies of these filings, excluding all exhibits (unless the exhibit has been specifically incorporated into this reoffer prospectus), are available from us, at no cost, by writing or telephoning us at:
Gladstone Capital Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
(703) 287-5800
Attn: Investor Relations
FORWARD-LOOKING STATEMENTS
     All statements contained or incorporated by reference in this reoffer prospectus, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, among other things, future events or our future performance or financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential”, “likely” or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others:
•	adverse changes in interest rates;

•	our failure or inability to establish or maintain referral arrangements with leveraged buyout funds and venture capital funds to generate loan opportunities;

•	the loss of one or more of our executive officers, in particular David Gladstone, Terry Lee Brubaker, or George Stelljes III;

•	our inability to extend, refinance, or maintain our credit facilities on terms reasonably acceptable to us, if at all, in future equity capital resources;

•	our inability to successfully securitize our loan portfolio on terms reasonably acceptable to us, if at all;

•	the decision of our competitors to aggressively seek to make senior and subordinated loans to small and medium sized businesses on terms more favorable than we intend to provide; and

•	those factors described in the “Risk Factors” sections of this reoffer prospectus and any documents that we incorporate by reference into this reoffer prospectus.
          We caution readers not to place undue reliance on any such forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this reoffer prospectus.

RISK FACTORS
     The purchase of our securities involves a number of significant risks and other factors relating to our structure and investment objectives. As a result, we cannot assure you that we will achieve our investment objectives. You should consider carefully the following information along with the more detailed information contained in the documents incorporated by reference into this reoffer prospectus before making an investment in our securities.
We are dependent upon our key management personnel and the key management personnel of our Adviser for our future success, particularly David Gladstone, George Stelljes III and Terry Lee Brubaker.
          We are dependent on the diligence, skill and network of business contacts of our senior management and other management members for the final selection, structuring, closing and monitoring of our investments. Our future success depends to a significant extent on the continued service and coordination of our senior management team, particularly David Gladstone, our chairman and chief executive officer, George Stelljes III, our president and chief investment officer, and Terry Lee Brubaker, our vice-chairman and chief operating officer. The departure of any of our executive officers or key employees from us or from our Adviser, Gladstone Management, could have a material adverse effect on our ability to implement our business strategy and to achieve our investment objectives.
We are dependent on our Adviser’s continued operations and may not find a suitable replacement if our Adviser discontinues operations or terminates the investment advisory agreement.
          We have no employees. Our executive officers and the employees of our Adviser do not spend all of their time managing our activities and our investment portfolio. Our executive officers and the employees of our Adviser allocate a material portion of their time to businesses and activities related to the business of our affiliates. We have no separate facilities and are completely reliant on our Adviser, which has significant discretion as to the implementation and execution of our business strategies and risk management practices. We are subject to the risk of discontinuation of our Adviser’s operations or termination of the investment advisory agreement and the risk that, upon such event, no suitable replacement will be found. We believe that our success depends to a significant extent upon our Adviser and that discontinuation of its operations could have a material adverse effect on our ability to achieve our investment objectives.
We may be obligated to pay our Adviser incentive compensation even if we incur a loss.
          On December 2, 2005, our stockholders approved an amended and restated investment advisory agreement with our Adviser (the “Amended Agreement”) that, when effective, will entitle our Adviser to incentive compensation for each fiscal quarter in an amount equal to a percentage of the excess of our investment income for that quarter (before deducting incentive compensation, net operating losses and certain other items) above a threshold return for that quarter. Our pre-incentive fee net investment income for incentive compensation purposes excludes realized and unrealized capital losses that we may incur in the fiscal quarter, even if such capital losses result in a net loss on our statement of operations for that quarter. Thus, we may be required to pay our Adviser incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. The Amended Agreement will not become effective until certain requirements related to options outstanding under our 2001 Equity Incentive Plan are satisfied.
Our incentive fee may induce our adviser to make certain investments, including speculative investments.
          The management compensation structure that will be implemented under the Amended Agreement with our Adviser may cause our Adviser to invest in high risk investments or take other risks. In addition to its management fee, our Adviser will be entitled under the Amended Agreement to receive incentive compensation based in part upon our achievement of specified levels of income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Adviser to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our investment portfolio.

Our Adviser’s failure to identify and invest in securities that meet our investment criteria or perform its responsibilities under the investment advisory agreement may adversely affect our ability for future growth.
          Our ability to achieve our investment objectives will depend on our ability to grow, which in turn will depend on our Adviser’s ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis will be largely a function of our Adviser’s structuring of the investment process, its ability to provide competent and efficient services to us, and our access to financing on acceptable terms. The senior management team of our Adviser has substantial responsibilities under the investment advisory agreement. In order to grow, our Adviser will need to hire, train supervise and manage new employees successfully. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.
We operate in a highly competitive market for investment opportunities.
          A large number of entities compete with us and make the types of investments that we seek to make in small and medium sized privately owned businesses. We compete with a large number of private equity funds, leveraged buyout funds and venture capital funds, investment banks and other equity and non-equity based investment funds, and other sources of financing, including traditional financial services companies such as commercial banks. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships and build their market shares. Furthermore, many of our potential competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time and there can be no assurance that we will be able to identify and make investments that satisfy our investment objectives or that we will be able to fully invest our available capital.
Our business model is dependent upon developing and sustaining strong referral relationships with leveraged buyout funds and venture capital funds.
          We are dependent upon informal relationships with leveraged buyout funds, venture capital funds, and traditional lending institutions to provide us with deal flow. If we fail to maintain our relationship with such funds or institutions, or if we fail to establish strong referral relationships with other funds, we will not be able to grow our portfolio of loans and fully execute our business plan.
Our loans to small and medium sized borrowers are extremely risky and you could lose your entire investment.
          Loans to small and medium sized borrowers are subject to a number of significant risks including the following:
•	Small and medium sized businesses may have limited financial resources and may not be able to repay the loans we make to them. Our strategy includes providing financing to borrowers that typically is not readily available to them. While we believe that this provides an attractive opportunity for us to generate profits, this may make it difficult for the borrowers to repay their loans to us upon maturity. A borrower’s ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a borrower’s financial condition and prospects usually will be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing on any guarantees we may have obtained from the borrower’s management. Although we will sometimes seek to be the senior, secured lender to a borrower, in most of our loans we expect to be subordinated to a senior lender, and our interest in any collateral would, accordingly, likely be subordinate to another lender’s security interest.

•	Small and medium sized businesses typically have narrower product lines and smaller market shares than large businesses. Because our target borrowers are smaller businesses, they will tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. In addition, our portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities and a larger number of qualified managerial and technical personnel.

•	There is generally little or no publicly available information about these businesses. Because we seek to make loans to privately owned businesses, there is generally little or no publicly available operating and financial information about our potential borrowers. As a result, we rely on our officers, our Adviser and its employees and consultants to perform due diligence investigations of these borrowers, their operations and their prospects. We may not learn all of the material information we need to know regarding these businesses through our investigations.

•	Small and medium sized businesses generally have less predictable operating results. We expect that our borrowers may have significant variations in their operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position, may otherwise have a weak financial position or may be adversely affected by changes in the business cycle. Our portfolio companies may not meet net income, cash flow and other coverage tests typically imposed by their senior lenders. A borrower’s failure to satisfy financial or operating covenants imposed by senior lenders could lead to defaults and, potentially, foreclosure on its senior credit facility, which could additionally trigger cross-defaults in other agreements. If this were to occur, it is possible that the borrower’s ability to repay our loan would be jeopardized.

•	Small and medium sized businesses are more likely to be dependent on one or two persons. Typically, the success of a small or medium sized business also depends on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on our borrower and, in turn, on us.

•	Small and medium sized businesses are likely to have greater exposure to economic downturns than larger businesses. We expect that our borrowers will have fewer resources than larger businesses and an economic downturn is more likely to have a material adverse effect on them. If one of our borrowers is adversely impacted by an economic downturn, its ability to repay our loan would be diminished.

•	Small and medium sized businesses may have limited operating histories. While we intend to target stable companies with proven track records, we may make loans to new companies that meet our other investment criteria. Borrowers with limited operating histories will be exposed to all of the operating risks that new businesses face and may be particularly susceptible to, among other risks, market downturns, competitive pressures and the departure of key executive officers.
We may not realize gains from our equity investments and other yield enhancements.
          When we make a subordinated loan, we generally expect to receive warrants to purchase stock issued by the borrower or other yield enhancements, such as success fees (conditional interest). Our goal is to ultimately dispose of these equity interests and realize gains upon our disposition of such interests. We expect that, over time, the gains we realize on these warrants and other yield enhancements will offset any losses we experience on loan defaults. However, any warrants we receive may not appreciate in value and, in fact, may decline in value and any other yield enhancements, such as success fees, may not be realized. Accordingly, we may not be able to realize gains from our equity interests or other yield enhancements and any gains we do recognize may not be sufficient to offset losses we experience on our loan portfolio.

Because the loans we make and equity securities we receive when we make loans are not publicly traded, there will be uncertainty regarding the value of our privately held securities that could adversely affect our determination of our net asset value.
          We expect that very few, if any, of our portfolio loans or equity securities, at least initially, will be publicly traded or have a readily determinable market value. We value these securities based on a determination of their fair value, based on recommendations provided by S&P and management and approved by our Board of Directors. Due to the uncertainty inherent in valuing these securities, our determinations of fair value may differ materially from the values that would exist if a ready market for these securities existed. Our net asset value could be materially affected if our determinations regarding the fair value of our investments are materially different from the values that we ultimately realize on our disposal of such securities.
The lack of liquidity of our privately held investments may adversely affect our business.
          Most of our investments presently consist of, and will continue to consist of, loans and warrants acquired in private transactions directly from borrowers or from the originators of loans to such borrowers. Substantially all of the investments we presently hold are, and the investments we expect to acquire in the future will be, subject to restrictions on resale, including, in some instances, legal restrictions, or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to quickly obtain cash equal to the value at which we record our investments if the need arises. This could cause us to miss important business opportunities. In addition, if we are required to quickly liquidate all or a portion of our portfolio, we may realize significantly less than the value at which we have previously recorded our investments.
Our portfolio will be concentrated in a limited number of companies and industries, which subjects us to an increased risk of significant loss if any one of these companies does not repay us or if the industries experience downturns.
          We intend to have outstanding loans to approximately 20 to 40 portfolio companies at any given time. A consequence of a limited number of investments is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of such loans or a substantial writedown of any one investment. Beyond our regulatory and income tax diversification requirements, we do not have fixed guidelines for industry concentration and our investments could potentially be concentrated in relatively few industries. In addition, while we do not intend to invest 25% or more of our total assets in a particular industry or group of industries at the time of investment, it is possible that as the values of our portfolio companies change, one industry or a group of industries may comprise in excess of 25% of the value of our total assets. As a result, a downturn in an industry in which we have made multiple loans could have a materially adverse effect on us.
Our business plan is dependent upon external financing which may expose us to risks associated with leverage.
          Our business will require a substantial amount of cash to operate and grow. We may acquire such additional capital from the following sources:
•	Senior Securities. We intend to issue debt securities, other evidences of indebtedness (including borrowings under our lines of credit) and possibly preferred stock, up to the maximum amount permitted by the 1940 Act. The 1940 Act currently permits us, as a business development company, to issue debt securities and preferred stock, to which we refer collectively as senior securities, in amounts such that our asset coverage, as defined in the 1940 Act, is at least 200% after each issuance of senior securities. As a result of issuing senior securities, we will be exposed to the risks associated with leverage. Although borrowing money for investments increases the potential for gain, it also increases the risk of a loss. A decrease in the value of our investments will have a greater impact on the value of our common stock to the extent that we have borrowed money to make investments. There is a possibility that the costs of borrowing could exceed the income we receive on the investments we make with such borrowed funds. In addition, our ability to pay dividends or incur additional indebtedness would be restricted if asset coverage is not at least twice our indebtedness. If the value of our assets declines, we might be unable to satisfy that test. If this happens, we may be required to liquidate a portion of our loan portfolio and repay a portion of our indebtedness at a time when a sale may be disadvantageous. Furthermore, any amounts that we use to service our indebtedness will not be available for distributions to our stockholders.

•	Common Stock. Because we are constrained in our ability to issue debt for the reasons given above, we are dependent on the issuance of equity as a financing source. If we raise additional funds by issuing more common stock or debt securities convertible into or exchangeable for our common stock, the percentage ownership of our stockholders at the time of the issuance would decrease and they may experience dilution. In addition, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock.

•	Securitization. In addition to issuing securities to raise capital as described above, we anticipate that in the future we will securitize our loans to generate cash for funding new investments. An inability to successfully securitize our loan portfolio could limit our ability to grow our business, fully execute our business strategy and impact our profitability. Moreover, successful securitization of our loan portfolio might expose us to losses as the loans in which we do not plan to sell interests will be those that are riskier and more apt to generate losses.
A change in interest rates may adversely affect our profitability and our hedging strategy may expose us to additional risks.
          We anticipate using a combination of equity and long-term and short-term borrowings to finance our lending activities. As a result, a portion of our income will depend upon the difference between the rate at which we borrow funds and the rate at which we loan these funds. Certain of our borrowings may be at fixed rates and others at variable rates. Ultimately, we expect approximately 80% of the loans in our portfolio to be at fixed rates and approximately 20% to be at variable rates determined on the basis of a benchmark prime rate. As of December 31, 2005, our portfolio had approximately 3% of the total of the loan portfolio cost at fixed rates, approximately 50% of the total of the loan cost value at variable rates with a floor, approximately 4% of the total loan cost value at variable rates with a floor and ceiling, and the remaining 43% at variable rates. We will typically seek to hedge against the risk of adverse movement in interest rates on our borrowings relative to our portfolio of assets. As required by our warehouse line of credit, we hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts. While hedging activities may insulate us against adverse fluctuations in interest rates, they may also limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.
Our credit facilities impose certain limitations on us.
          We will have a continuing need for capital to finance our loans. In order to maintain RIC status, we will be required to distribute to our stockholders at least 90% of our ordinary income and short-term capital gains on an annual basis. Accordingly, such earnings will not be available to fund additional loans. Therefore, we are party to a credit agreement arranged by Deutsche Bank AG as the structuring agent. The agreement provides us with a revolving credit line facility of $100 million, and we may seek to increase the availability of credit under the facility to $150 million. We are also a party to a $15 million short-term revolving line of credit with Branch Banking &Trust Company. In the future, borrowings outstanding on these credit lines may be repaid with the proceeds we may receive from securitizing some or all of the loans in our portfolio for long-term funding. These credit line facilities will permit us to fund additional loans and investments as long as we are within the conditions set out in the credit agreement.
          As a result of the credit line facilities, we are subject to certain limitations on the type of loan investments we make, including restrictions on geographic concentrations, sector concentrations, loan size, payment frequency and status, and average life. Our failure to satisfy these limitations could result in foreclosure by our lenders which would have a material adverse effect on our business, financial condition and results of operations.

Our investments will typically be long term and will require several years to realize liquidation events.
          Since we generally intend to make five to seven year term loans and to hold our loans and related warrants or other yield enhancements until the loans mature, you should not expect realization events, if any, to occur over the near term. In addition, we expect that any warrants or other yield enhancements that we receive when we make loans may require several years to appreciate in value and we cannot give any assurance that such appreciation will occur.
We will be subject to corporate level tax if we are unable to satisfy Internal Revenue Code requirements for RIC qualification.
          To maintain our qualification as a RIC, we must meet income source, asset diversification and annual distribution requirements. The annual distribution requirement is satisfied if we distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on an annual basis. Because we use leverage, we are subject to certain asset coverage ratio requirements under the 1940 Act and could, under certain circumstances, be restricted from making distributions necessary to qualify as a RIC. Warrants we receive with respect to debt investments will create “original issue discount,” which we must recognize as ordinary income, increasing the amounts we are required to distribute to maintain RIC status. Because such warrants will not produce distributable cash for us at the same time as we are required to make distributions in respect of the related original issue discount, we will need to use cash from other sources to satisfy such distribution requirements. The asset diversification requirements must be met at the end of each calendar quarter. If we fail to meet these tests, we may need to quickly dispose of certain investments to prevent the loss of RIC status. Since most of our investments will be illiquid, such dispositions, if even possible, may not be made at prices advantageous to us and, in fact, may result in substantial losses. If we fail to qualify as a RIC for any reason and become fully subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution, and the actual amount distributed. Such a failure would have a material adverse effect on us and our shares.
There are significant potential conflicts of interest which could impact our investment returns.
          Our executive officers and directors may serve as officers and directors of entities that operate in the same or similar lines of business as we do. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. It is possible that new investment opportunities that meet our investment objectives may come to the attention of one of our executive officers or directors, such as Mr. Gladstone, in his role as an officer or director of another entity, and, if so, such opportunity might not be offered, or otherwise made available, to us.
If our primary investments are deemed not to be qualifying assets, we could lose our status as a business development company or be precluded from investing according to our current business plan.
          If we are to maintain our status as a business development company, we must not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. If we acquire senior loans, mezzanine debt or equity securities from an issuer which has outstanding marginable securities at the time we make an investment, these acquired assets cannot be treated as qualifying assets. This results from the definition of “eligible portfolio company” under the 1940 Act, which in part looks to whether a company has outstanding marginable securities.
          Amendments promulgated in 1998 by the Board of Governors of the Federal Reserve System to Regulation T under the Exchange Act expanded the definition of marginable security to include any non-equity security. These amendments have raised questions as to whether a private company that has outstanding debt would qualify as an eligible portfolio company. We believe that substantially all of the senior loans, subordinated loans and equity securities that we hold and propose to acquire in the future should constitute qualifying assets because our current borrowers did not, and our expected future borrowers will not, at the time of our investment, have outstanding marginable securities. First, we have historically made, and expect to continue to make, a large portion of our senior loan and subordinated loan investments on terms and in circumstances such that those investments should not under existing legal precedent be “securities” under the Exchange Act and therefore should not be marginable securities under Regulation T. Second, we believe that should a different position be taken such that those investments may be securities, they should still not be marginable securities. In particular, debt instruments that do not trade in a public secondary market or are not rated investment grade are not margin eligible securities under the rules established by the self- regulatory organizations, including the New York Stock Exchange and National Association of Securities Dealers, that govern the terms on which broker-dealers may extend margin credit. Until the questions raised by the amendments to Regulation T have been addressed by legislative, administrative or judicial action, we intend to treat as qualifying assets only those senior loans and subordinated loans that are not investment grade, do not have a public secondary market, and are issued by a private issuer that does not have outstanding a class of margin eligible securities at the time of our investment. Likewise, we will treat equity securities issued by a portfolio company as qualifying assets only if such securities are issued by a private company that has no marginable securities outstanding at the time we purchase such securities.
          To date, we do not believe that either the SEC or its staff has taken any position with respect to our analysis of the issues discussed above. We intend to adjust our investment focus as needed to comply with and/or take advantage of any future administrative position, judicial decision or legislative action.
          The SEC has proposed amendments to the rules concerning business development companies that would clarify that, among other things, companies that do not have a class of securities listed on an exchange or Nasdaq would be considered eligible portfolio companies. If these rules are adopted as proposed, it would remove the uncertainty concerning the status of certain of our investments as qualifying assets by clarifying that all of our portfolio companies would be considered eligible portfolio companies. There can be no guarantee that the SEC will adopt these rules substantially as proposed, if at all.
          Further, separate and similar legislation, entitled the “Increased Capital Access for Growing Businesses Act,” has been introduced in both the U.S. House of Representatives and the U.S. Senate. If passed in current form, the legislation would strike the 1940 Act language that ties the definition of eligible portfolio company to whether a company has outstanding marginable securities. In lieu of this language, the legislation would provide that, among other things, companies that do not have a class of securities listed on a national securities exchange would be considered eligible portfolio companies. The legislation introduced in the U.S. House of Representatives, H.R. 436, was passed unanimously and referred to the U.S. Senate Committee on Banking, Housing and Urban Affairs in April 2005. The U.S. Senate bill, S. 1396, was introduced and referred to the U.S. Senate Committee on Banking, Housing and Urban Affairs in July 2005. There can be no guarantee that this legislation will be passed and become effective without substantial amendment, if it becomes effective at all.
          Unless and until the proposed rules or legislation described above are adopted or passed, if there were a court ruling or regulatory decision that conflicts with our interpretations, we could lose our status as a business development company or be precluded from investing in the manner described in this prospectus. This in turn could cause us to lose our status as a RIC. Any of these results would have a material adverse effect on our ability to invest in the manner described in this prospectus, on our operating results, financial condition and ability to pay dividends, and on the value of our common stock.
          Such a ruling or decision also may require that we dispose of investments that we made based on our interpretation of Regulation T. Such dispositions could have a material adverse effect on us and our stockholders. We may need to dispose of such investments quickly, which would make it difficult to dispose of such investments on favorable terms. In addition, because these types of investments will generally be illiquid, we may have difficulty in finding a buyer and, even if we do find a buyer, we may have to sell the investments at a substantial loss. See “The lack of liquidity of our privately held investments may adversely affect our business.”
Changes in laws or regulations governing our operations, or changes in the interpretation thereof, and any failure by us to comply with laws or regulations governing our operations may adversely affect our business.
          We and our portfolio companies are subject to regulation by laws at the local, state and federal levels. These laws and regulations, as well as their interpretation, may be changed from time to time.
          Accordingly, any change in these laws or regulations, or their interpretation, or any failure by us or our portfolio companies to comply with these laws or regulations may adversely affect our business. As discussed above, there is a risk that certain investments that we intend to treat as qualifying assets will be determined to not be eligible for such treatment. Any such determination would have a material adverse effect on our business.

We may experience fluctuation in our quarterly results.
          We could experience fluctuations in our quarterly operating results due to a number of factors including, among others, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.
There is a risk that you may not receive dividends or that our dividends may not grow over time.
          Our current intention is to distribute at least 90% of our ordinary income and short-term capital gains to our stockholders on a quarterly basis. We expect to retain net realized long-term capital gains to supplement our equity capital and support the growth of our portfolio, although our Board of Directors may determine in certain cases to distribute these gains. We cannot assure you that we will achieve investment results or maintain a tax status that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions.
Prepayments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.
          In addition to risks associated with delays in investing our capital, we are also subject to the risk that investments that we make in our portfolio companies may be repaid prior to maturity. We will first use any proceeds from prepayments to repay any borrowings outstanding on our lines of credit. In the event that funds remain after repayment of our outstanding borrowings, then we will generally reinvest these proceeds in government securities, pending their future investment in new debt securities. These government securities will typically have substantially lower yields than the debt securities being prepaid and we could experience significant delays in reinvesting these amounts. As a result, our results of operations could be materially adversely affected if one or more of our portfolio companies elects to prepay amounts owed to us. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the market price of our common stock.
Provisions of our articles of incorporation and bylaws could deter takeover attempts and adversely impact the price of our shares.
          Our articles of incorporation and bylaws and the Maryland General Corporation Law contain provisions that may have the effect of discouraging, delaying or making more difficult a change in control and preventing the removal of incumbent directors. The existence of these provisions may negatively impact the price of our shares and may discourage third-party bids. These provisions may reduce any premiums paid to you for our shares. Furthermore, we are subject to Section 3-602 of the Maryland General Corporation Law which governs business combinations with interested stockholders and could delay or prevent a change in control. In addition, our Board of Directors is elected in staggered terms which makes it more difficult for a hostile bidder to acquire control of us.
The market price of our shares may fluctuate significantly.
          The market price and marketability of our shares may from time to time be significantly affected by numerous factors, including many over which we have no control and that may not be directly related to us. These factors include the following:
•	price and volume fluctuations in the stock market from time to time, which are often unrelated to the operating performance of particular companies;

•	significant volatility in the market price and trading volume of shares of RICs, business development companies or other companies in our sector, which is not necessarily related to the operating performance of these companies;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or business development companies;

•	loss of BDC status;

•	loss of RIC status;

•	changes in our earnings or variations in our operating results;

•	changes in the value of our portfolio of investments;

•	any shortfall in our revenue or net income or any increase in losses from levels expected by securities analysts;

•	departure of key personnel;

•	operating performance of companies comparable to us;

•	short-selling pressure with respect to our shares or business development companies generally;

•	general economic trends and other external factors; and

•	loss of a major funding source.
          Fluctuations in the trading prices of our shares may adversely affect the liquidity of the trading market for our shares and, if we seek to raise capital through future equity financings, our ability to raise such equity capital.
Shares of closed-end investment companies frequently trade at a discount from net asset value.
          Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of shares of closed-end investment companies is separate and distinct from the risk that our net asset value per share will decline. Although shares of our common stock have historically traded at a premium to net asset value, there can be no guarantee that they will continue to do so.
Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.
          As of March 31, 2006, we had 11,308,510 shares of common stock outstanding, of which 10,435,526 were freely tradable without restriction. The remaining 872,984 shares were held by employees of our Adviser, and our officers and directors, most of which were purchased upon exercise of stock options and, therefore, are tradable pursuant to this reoffer prospectus and/or in compliance with the volume limitations and other restrictions of Rule 144 of the Securities Act.
          In connection with the stockholders’ approval of the Amended Agreement, the Plan will be terminated, and the Amended Agreement may not become effective until all outstanding options under the Plan are terminated or exercised. As of March 31, 2006, there are 1,300,498 outstanding options under the Plan. In order to obtain agreement from all option holders to exercise or terminate their outstanding options prior to October 1, 2006 (the date we currently intend to implement the Amended Agreement), on April 11, 2006 our board of directors elected to accelerate the vesting of all of our outstanding options other than those options that are held by non-employee directors. In addition, on April 11, 2006 our board of directors approved an offer to all option holders to amend the terms of their options to shorten the remaining exercise period of these options to September 30, 2006. Since our shares underlying these stock options have been registered under the Securities Act, upon exercise, the holders of these options will be able to publicly resell their shares without restriction.
          Sales of substantial amounts of our common stock in the public market, pursuant to this registration statement, such option exercises, under Rule 144 or otherwise, or the availability of such shares for sale, including as a result of the recent actions taken by our board of directors to facilitate the implantation of the Amended Agreement, could adversely affect the prevailing market prices for our common stock. This would be particularly the case if a significant number of option holders elect not to “exercise and hold” their options, but rather seek to monetize their option holdings through broker-assisted cashless exercises. If this occurs, it could impair our ability to raise additional capital through the sale of equity securities should we desire to do so.
USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will receive proceeds from the selling stockholders upon their exercise of options to acquire the common stock being offered hereunder. Because the timing of our receipt of these proceeds is uncertain, we have no specific plan for their use.

SELLING STOCKHOLDERS
          The shares of our common stock to which this reoffer prospectus relates are being registered for reoffers and resales by the selling stockholders, who acquired or may acquire shares of common stock pursuant to the Plan. The selling stockholders may resell all, a portion or none of these shares of common stock from time to time. The following table sets forth with respect to each selling stockholder, based upon information available to us as of March 31, 2006, the name of such selling stockholder, the number of shares beneficially owned, the number of shares offered by this reoffer prospectus and the number and percent of shares of common stock owned after this offering, assuming the sale of all of the shares offered hereby. The ownership amounts set forth in the table also include shares underlying options that have been granted and are exercisable within 60 days. Applicable percentages are based on 11,308,510 shares outstanding on March 31, 2006, adjusted as required by rules promulgated by the SEC.

			Shares Beneficially
	Number of Shares		Owned After
	Beneficially	Maximum Number	the Offering (2)
Name	Owned (1)	of Shares Offered	Number	Percentage
David Gladstone (3)	1,035,287	800,000	235,287	2.01%
Terry Lee Brubaker (4)	271,876	245,000	26,876	*
George Stelljes III (5)	199,916	195,000	4,916	*
Harry Brill (6)	70,500	70,000	500	*
David A.R. Dullum (7)	47,000	45,000	2,000	*
Anthony W. Parker (8)	48,674	45,000	3,674	*
Michela A. English (9)	36,000	35,000	1,000	*
Paul W. Adelgren (10)	25,500	25,500	0	*
Maurice W. Coulon (11)	25,000	25,000	0	*
John H. Outland (12)	25,000	25,000	0	*

*	Less than 1%
(1)  Beneficial ownership information in this table is based upon information supplied by the selling stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned.
(2)  Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding their beneficially ownership, some or all of the shares of common stock set forth opposite their names in the table above in transactions exempt from the registration requirements of the Securities Act.
(3)  Mr. Gladstone is our chief executive officer and chairman of our board of directors and has served in such capacities since our inception. Mr. Gladstone is also the chief executive officer and chairman of the board of directors of our Adviser and our affiliated companies, Gladstone Commercial Corporation, Gladstone Investment Corporation and Gladstone Land Corporation. Number of shares beneficially owned includes 406,666 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 393,334 shares that are deemed to be “restricted securities” under the Securities Act which Mr. Gladstone acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 406,666 shares that may be deemed to be “control securities” under the Securities Act that Mr. Gladstone may acquire pursuant to the Plan upon exercise of outstanding options.
(4)  Mr. Brubaker is our vice chairman and chief operating officer and has served as an executive officer and director since our inception. Mr. Brubaker is also president and chief operating officer of our Adviser. Mr. Brubaker is also vice chairman and chief operating officer of our affiliated companies, Gladstone Commercial Corporation and

      Gladstone Investment Corporation. Number of shares beneficially owned includes 151,666 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 93,334 shares that are deemed to be “restricted securities” under the Securities Act which Mr. Brubaker acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 151,666 shares that may be deemed to be “control securities” under the Securities Act that Mr. Brubaker may acquire pursuant to the Plan upon exercise of outstanding options.
(5)  Mr. Stelljes is our president and chief investment officer. He has served as an executive officer since September 2002 and as a director since July 2003. Mr. Stelljes is also the executive vice president, chief investment officer and a director of our Adviser. Mr. Stelljes is also president and chief investment officer of our affiliated companies, Gladstone Commercial Corporation and Gladstone Investment Corporation. Number of shares beneficially owned includes 195,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 195,000 shares that may be deemed to be “control securities” under the Securities Act that Mr. Stelljes may acquire pursuant to the Plan upon exercise of outstanding options.
(6)  Mr. Brill is our treasurer and chief financial officer and has served in such capacities since our inception. Mr. Brill is also the treasurer and chef financial officer of our Adviser and our affiliated companies, Gladstone Commercial Corporation and Gladstone Investment Corporation. Number of shares beneficially owned includes 60,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of: (i) 10,000 shares that are deemed to be “restricted securities” under the Securities Act which Mr. Brill acquired upon exercise of options under the Plan on August 23, 2001; and (ii) 60,000 shares that may be deemed to be “control securities” under the Securities Act that Mr. Brill may acquire pursuant to the Plan upon exercise of outstanding options.
(7)  Mr. Dullum has served as a director since August 2001. Number of shares beneficially owned includes 45,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 45,000 shares that Mr. Dullum may acquire upon exercise of outstanding options.
(8)  Mr. Parker has served as a director since August 2001. Number of shares beneficially owned includes 45,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 45,000 shares that Mr. Parker may acquire upon exercise of outstanding options.
(9)  Ms. English has served as a director since June 2002. Number of shares beneficially owned includes 35,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 35,000 shares that Ms. English may acquire upon exercise of outstanding options.
(10) Mr. Adelgren has served as a director since January 2003. Number of shares beneficially owned includes 25,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of (i) 500 shares acquired upon exercise of options under the Plan on March 16, 2005; and (ii) 25,000 shares that Mr. Adelgren may acquire upon exercise of outstanding options.
(11) Mr. Coulon has served as a director since August 2003. Number of shares beneficially owned includes 25,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 25,000 shares that Mr. Coulon may acquire upon exercise of outstanding options.
(12) Mr. Outland has served as a director since December 2003. Number of shares beneficially owned includes 25,000 shares underlying options that are exercisable within 60 days of the date of this reoffer prospectus. Maximum number of shares offered consists of 25,000 shares that Mr. Outland may acquire upon exercise of outstanding options.

PLAN OF DISTRIBUTION
          The shares of common stock covered by this reoffer prospectus are being registered on behalf of the selling stockholders. We will receive no proceeds from this offering. As used herein, “selling stockholders” includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this reoffer prospectus from a named selling stockholder as a gift, pledge or other non-sale transfer.
          The selling stockholders have informed us that, as of the date of this reoffer prospectus, they have no present intention to sell any of the shares covered by this reoffer prospectus. However, certain of the selling stockholders have indicated a desire to pledge their shares as collateral to secure indebtedness. As a result of the Sarbanes-Oxley Act of 2002, we are no longer permitted to extend or maintain credit, arrange for the extension of credit or to renew an existing credit arrangement to any of our executive officers or directors. This effectively prohibits us from entering into new loans with certain of the selling stockholders in connection with their exercise of outstanding options and also prohibits us from refinancing existing loans that we made to certain of the selling stockholders in connection with their option exercises prior to the effective date of the Sarbanes-Oxley Act. Accordingly, we are registering these shares for resale, in part, to benefit selling stockholders who may wish to use their shares as collateral to secure loans from broker-dealers or other third party lenders. We believe that by registering the shares for resale, the selling stockholders will likely be able to receive loans from such third parties on terms that are more favorable than they would receive if the shares were not yet eligible for public resale or were merely eligible for public resale under Rule 144.
          The selling stockholders may sell shares of common stock from time to time as follows (if at all):
•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of these methods of sale.
          If the selling stockholders sell shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock.
          The shares of common stock may be sold from time to time:
•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected:

•	in transactions on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	through other types of transactions.
          The selling stockholders may also enter into pledge arrangements with broker-dealers or other third party lenders, whereby the selling stockholders may grant a security interest in their shares as collateral to secure indebtedness received from such third party.
          In connection with sales of common stock or otherwise, the selling stockholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, to the extent permissible by law, sell short the common stock and may deliver this reoffer prospectus in connection with short sales and use the shares of common stock covered by the reoffer prospectus to cover these short sales. In addition, any shares of common stock covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.
          At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby, and we are not required to enter into any agreements to permit an underwritten offering of the shares of common stock offered by this reoffer prospectus. In addition, upon notification by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a prospectus supplement.
          The selling stockholders and any underwriters, dealers, brokers or agents who participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
          The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
          All expenses incurred in connection with the registration of the shares, including printer’s and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares of common stock will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
          The legality of the securities offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia.
EXPERTS
          PricewaterhouseCoopers LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2005, as set forth in their report, which is incorporated by reference in this Registration Statement. Our consolidated financial statements are incorporated herein by reference in reliance on PricewaterhouseCoopers LLP’s report, given on their authority as experts in accounting and auditing.

PART II
OTHER INFORMATION
Item 3. Incorporation of Documents by Reference.
          The SEC allows us to “incorporate by reference” information into this registration statement. The information incorporated by reference is deemed to be part of the registration statement, except for any information superseded by information in the registration statement or a document subsequently filed by us. This registration statement incorporates by reference the following documents that we have previously filed with the SEC:

Filings of Gladstone Capital Corporation	Date of Filing
Annual Report on Form 10-K for the fiscal year ended September 30, 2005	December 13, 2005
Quarterly Report on Form 10-Q for the quarter ended December 31, 2005	February 7, 2006
Current Reports on Form 8-K	December 16, 2005 (as amended on December 30, 2005)
     We also incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 0-33117) filed with the SEC pursuant to Section 12 of the Exchange Act on August 23, 2001 and as updated in any amendment or report filed for such purpose. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed to be incorporated by reference into this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel.
     The legality of the shares offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia.
Item 6. Indemnification of Officers and Directors.
     The Annotated Code of Maryland, Corporations and Associations (the “Maryland Law”), Section 2-418 provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he or she has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar cover for, directors. The law also provides for comparable indemnification for corporate officers and agents.

     The Articles of Incorporation of the Company provide that its directors and officers shall, and its agents in the discretion of the board of directors may, be indemnified to the fullest extent permitted from time to time by the laws of Maryland (with such power to indemnify officers and directors limited to the scope provided for in Section 2-418 as currently in force), provided, however, that such indemnification is limited by the Investment Company Act of 1940 or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder. The Company’s Bylaws provide that the Company may not indemnify any director or officer against liability to the Company or its security holders to which he or she might otherwise be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of such disabling conduct.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the court of the issue.
     The Company carries liability insurance for the benefit of its directors and officers on a claims-made basis of up to $10,000,000, subject to a retention of up to $200,000 for certain claims.
Item 7. Exemption from Registration Claimed.
     Of the 1,510,500 shares being registered for reoffer and resale, an aggregate of 496,668 shares were issued to three of our executive officers upon the exercise of employee stock options issued to them pursuant to the Plan. These shares were issued in compensatory arrangements and not in connection with any public offering of securities. We relied upon the exemption from registration provided by Section 4(2) of the Securities Act in the issuance of such shares based upon, among other things, the following facts: (i) the purchasers were executive officers; (ii) the purchasers were sophisticated investors with experience investing in securities such that they could evaluate the merits of and risks related to the securities; (iii) we engaged in no general solicitation in connection with the issuance of the shares; (iv) the purchasers were advised that the shares were “restricted securities” as that term is defined in Rule 144 under the Securities Act and that, as such, the shares would not be eligible for resale unless subsequently registered or if an exemption was available; (v) the purchasers were given all information regarding us that would be necessary to make an informed investment decision and were provided with an opportunity to ask questions of and receive additional information from us regarding our financial condition and operations; and (vi) we instructed our transfer agent to place appropriate transfer restrictions on the shares.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Articles of Incorporation (previously filed and incorporated by reference from the Company’s Registration Statement on Form N-2 (333-63700) filed on June 21, 2001).

4.2	Articles of Amendment and Restatement of the Articles of Incorporation (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.3	Bylaws (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.4	Form of Direct Registration Transaction Advice for the Company’s common stock, par value $0.001 per share (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).

4.5	Specimen Stock Certificate (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.6	Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.7	Form of Stock Option Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.8	First Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 10, 2001).

4.9	Form of Early Exercise Stock Purchase Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).

4.10	Second Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from the Company’s Registration Statement on Form N-2 (333-100385) filed on October 7, 2002).

4.11	Third Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (333-100385) filed on February 28, 2003).

5.1+	Opinion of Cooley Godward LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2+	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of the Registration Statement).

+	Previously filed.

*	Filed herewith.

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:
     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and
     (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of McLean, in the Commonwealth of Virginia, on the 11th day of April, 2006.

GLADSTONE CAPITAL CORPORATION

By:	/s/ DAVID GLADSTONE
David Gladstone
Chairman of the Board and Chief Executive Officer
          KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints David Gladstone and Terry Brubaker and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on April 11, 2006.

Signature	Title
/s/ DAVID GLADSTONE David Gladstone	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ TERRY BRUBAKER
Terry Brubaker	Vice Chairman, Chief Operating Officer and Director

/s/ HARRY BRILL
Harry Brill	Chief Financial Officer (principal financial and accounting officer)

/s/ GEORGE STELLJES III
George Stelljes III	President, Chief Investment Officer and Director

/s/ DAVID A. R. DULLUM
David A. R. Dullum	Director

/s/ ANTHONY W. PARKER
Anthony W. Parker	Director

/s/ MICHELA A. ENGLISH
Michela A. English	Director

/s/ PAUL W. ADELGREN
Paul W. Adelgren	Director

/s/ MAURICE W. COULON
Maurice W. Coulon	Director

/s/ JOHN H. OUTLAND
John H. Outland	Director

/s/ GERARD MEAD
Gerard Mead	Director

EXHIBIT LIST

Exhibit
Number	Description
4.1	Articles of Incorporation (previously filed and incorporated by reference from the Company’s Registration Statement on Form N-2 (333-63700) filed on June 21, 2001).

4.2	Articles of Amendment and Restatement of the Articles of Incorporation (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.3	Bylaws (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.4	Form of Direct Registration Transaction Advice for the Company’s common stock, par value $0.001 per share (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).

4.5	Specimen Stock Certificate (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.6	Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.7	Form of Stock Option Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 1 to the Company’s Registration Statement on Form N-2 (333-63700) filed on July 27, 2001).

4.8	First Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 10, 2001).

4.9	Form of Early Exercise Stock Purchase Agreement (previously filed and incorporated by reference from Pre-effective Amendment No. 3 to the Company’s Registration Statement on Form N-2 (333-63700) filed on August 23, 2001).

4.10	Second Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from the Company’s Registration Statement on Form N-2 (333-100385) filed on October 7, 2002).

4.11	Third Amendment to Amended and Restated 2001 Equity Incentive Plan (previously filed and incorporated by reference from Pre-effective Amendment No. 2 to the Company’s Registration Statement on Form N-2 (333-100385) filed on February 28, 2003).

5.1+	Opinion of Cooley Godward LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2+	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on the signature page of the Registration Statement).

+	Previously filed.

*	Filed herewith.